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                                                                    EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in this Registration Statement of Crane Co. on Form S-3 of our report dated January 21, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets) incorporated by reference in the Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Stamford, CT
September 22, 2003